EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

Church & Dwight Agrees to Purchase SpinBrush® Toothbrush Business from

Procter & Gamble

Princeton, NJ, September 14, 2005 - Church & Dwight Co., Inc (NYSE:CHD) announced today that it has entered into a definitive agreement to purchase the SpinBrush toothbrush business from The Procter & Gamble Company. Church & Dwight will pay $75 million in cash at closing, plus an inventory settlement amount following the business transfer and additional cash payments of up to $30 million based on the near-term performance of the business. The transaction is expected to be completed in the fourth quarter of 2005. The transaction and its terms are subject to review and approval by regulatory authorities such as the FTC and the European Commission.

SpinBrush is a leader in the battery powered segment of the toothbrush category with a range of product offerings for both adults and children. Sales of the business for the year ended June 30, 2005 were $110 million, over 80% of which were in the in the U.S. and Canada.

“This acquisition provides us with an attractive brand in the toothbrush segment and strengthens our strategically important oral care business. The proven cleaning efficacy of power brushing enhances our position as a provider of serious oral care products,” commented James Craigie, President and CEO of Church & Dwight. Church & Dwight markets Arm & Hammer® toothpaste in the U.S. and several other countries.

Following a voluntary recall of certain SpinBrush products in March 2005, Procter & Gamble is currently launching several new products that are designed to improve cleaning benefits, operational performance and ergonomics. Mr. Craigie added, “We believe that the current product line is well-positioned for growth as manual toothbrush users convert to power brushing.”

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks. In addition to Arm & Hammer toothpaste, the Company’s oral care portfolio includes the Mentadent® brand of toothpaste and toothbrushes, and Close-up®, Aim® and Pepsodent® toothpastes, all of which are sold in the U.S. and Canada, and the Pearl Drops® brand of tooth polish which is primarily sold in Europe.

This release contains forward-looking statements relating, among others, to the timing of completion of the proposed acquisition of the SpinBrush business from The Procter & Gamble Company, the success of the launch of several new SpinBrush products, and sales and earnings growth. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements, including but not limited to the risks associated with the successful consummation of the acquisition contemplated hereby. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, damage to the SpinBrush competitive position as a result of the recall, and increased marketing spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings and environmental remediation. For a description of additional cautionary statements, see Church & Dwight’s quarterly and annual reports filed with the SEC.

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